Exhibit 99.1

The ADT Corporation Agrees To Be Acquired By An Affiliate of Certain Funds Managed By Affiliates of Apollo Global Management, LLC For $42.00 Per Share In An All Cash Transaction

Transaction Delivers Significant Value to The ADT Corporation Stockholders and Provides Path for Future Growth of the Businesses Through the Combination of ADT and Protection 1

Acquisition Represents Premium of 56% Over Closing Stock Price

CHICAGO, NEW YORK and BOCA RATON, Fla., February 16, 2016 — The ADT Corporation (NYSE: ADT) (“ADT”), a leading provider of monitored security, interactive home and business automation and related monitoring services in the United States and Canada, today announced that it has entered into a definitive agreement to be acquired by an affiliate of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) and co-investors and merged with a subsidiary of Prime Security Services Borrower, LLC (with its subsidiaries, “Protection 1”), a leading full-service business and home security company in the United States also owned by the Apollo Funds, for $42.00 per share in cash. The purchase price represents a premium of approximately 56% over ADT’s closing share price on February 12, 2016 and, when combined with Protection 1, represents an aggregate transaction value of approximately $15 billion. The headquarters of the combined company will remain in Boca Raton, FL, and the combined company will operate primarily under the ADT brand.

“This transaction represents a highly attractive premium for ADT’s shareholders,” said Naren Gursahaney, President and CEO of ADT. “We’re proud to have strengthened the quality of our customer base, improved service and retention, and extended our leadership in innovative solutions such as our ADT Pulse platform and our new Security-as-a-Service offering, ADT Canopy. By combining Protection 1 with ADT, we will be better positioned to expand the breadth and depth of the services we offer to our customers throughout the United States and Canada.”

“The combined company will be a market leader with a powerful brand and scale resulting in an enhanced overall customer experience,” said Timothy J. Whall, President and CEO of Protection 1, who will be the CEO of the combined business following the closing of the transaction. “In addition, Protection 1’s robust commercial presence will speed ADT’s expansion into the commercial sector supported by increasing commercial sales and technical skills across a well matched national footprint.”

“We are tremendously excited by this unique opportunity to combine two premier businesses,” said Marc Becker, Senior Partner at Apollo. “This transaction provides the opportunity to dramatically enhance our position in the large, fragmented and growing residential and business interactive electronic monitoring industry. Pro forma for the transaction, the newly created company will generate a combined $318 million in recurring monthly revenue and total annual revenue in excess of $4.2 billion, placing the businesses in a strong position to drive innovation and to capitalize on growth opportunities in the future.”

The Board of Directors of ADT unanimously approved the transaction. The acquisition of ADT is expected to be completed by June 2016. The transaction is subject to the conclusion of the applicable antitrust waiting periods in the United States and Canada, ADT stockholder approval and other customary closing conditions.

The merger agreement includes a “go-shop” period, during which ADT and its Board of Directors may actively solicit, receive, evaluate and potentially enter into negotiations with parties that offer alternative proposals during a 40-day period following the execution date of the definitive agreement. There can be no assurance that this process will result in a superior proposal. ADT does not intend to disclose developments about this process unless and until its Board has made a decision with respect to any potential superior proposal.

The transaction, which has fully committed financing in place, will be financed primarily through the incurrence of $1.555 billion in new first lien term loans, $3.140 billion in new second lien financing, the issuance of $750 million of preferred securities to an affiliate of Koch Equity Development LLC, the investment and acquisition subsidiary of Koch Industries, Inc., and an equity contribution of approximately $4.5 billion from funds managed by Apollo and co-investors. Protection 1 will also enter into a new $255 million first lien revolving facility concurrently with the closing of the merger, bringing the total combined senior secured revolving facility to $350 million. Protection 1 further expects that its existing $1,095 million first lien term loan and $260 million second lien term loan will remain outstanding. In addition, concurrently with the closing of the merger, Protection 1 intends to redeem all of ADT’s outstanding senior unsecured 2.250% notes due July 2017 and senior unsecured 4.125% notes due April 2019, which will be redeemed in accordance with the applicable indenture, and to repay all outstanding borrowings under ADT’s revolving credit facility. Finally, ADT’s remaining $3.750 billion of total senior unsecured notes will be guaranteed by Protection 1 and all wholly owned domestic subsidiaries of the combined company and will be secured by first priority security interests in substantially all of the assets of the issuer and the guarantors. As a result, Protection 1 expects that these notes will maintain their current ratings and remain outstanding.

Financing is being provided by Barclays, Citigroup Global Markets Inc., Deutsche Bank and Royal Bank of Canada. PSP Investments Credit USA LLC is also a committed lender under this debt financing. Goldman, Sachs is serving as lead financial advisor to ADT and BofA Merrill Lynch is also serving as financial advisor to ADT. Barclays, Citigroup Global Markets Inc., Deutsche Bank, and RBC Capital Markets, LLC are serving as financial advisors to Protection 1. Simpson Thacher & Bartlett LLP is acting as legal advisor to ADT. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to Protection 1 and Apollo.

About ADT

The ADT Corporation (NYSE: ADT) is a leading provider of security and automation solutions for homes and businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions, and health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to over 6.5 million customers and employs approximately 17,000 people at 200 locations. More information is available at www.adt.com.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management of approximately $170 billion as of December 31, 2015 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, visit www.agm.com.

About Protection 1

Protection 1 was acquired by Prime Security Services Borrower, LLC in mid-2015 as the flagship for Apollo’s entrance into the alarm monitoring services industry, with a simultaneous acquisition of ASG Security, which has been effectively integrated into Protection 1. Protection 1 is a premier full-service business and home security company in the U.S. that provides installation, maintenance, and monitoring of single-family home security systems, business security systems and multi-family security systems. Protection 1 serves over 2 million customers and employs over 4,000 people in more than 90 office locations and five UL Certified monitoring centers across the country. For more information about Protection 1, visit www.P1newsroom.com.

Forward Looking Statements

This communication contains certain information that may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that all statements contained in this communication that are not clearly historical in nature, including statements regarding business strategies, market potential, future financial performance, the effects of the separation of ADT from Tyco International plc (“Tyco”) and other matters, are forward-looking. Without limiting the generality of the preceding sentence, any time we use the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from,

such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain ADT stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Prime Security Services Borrower, LLC, Prime Security Services Parent, Inc., and Prime Security Services TopCo Parent, L.P. to obtain the necessary financing to complete the proposed merger; risks related to disruption of management’s attention from ADT’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on ADT’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; exceeding the expected costs of the merger; ADT’s ability to keep pace with the rapid technological and industry changes in order to develop or acquire new technologies for its products and services that achieve market acceptance with acceptable margins; competition in the markets ADT serves, including the home automation market, which may result in pressure on its profit margins and limit its ability to maintain the market share of its products and services; an increase in the rate of customer attrition, including impact to ADT’s depreciation and amortization expenses or impairment of assets related to its security monitoring services; changes in the housing market and consumer discretionary income; failure to maintain the security of its information and technology networks, including personally identifiable information and other data, ADT’s products may be subject to potential vulnerabilities of wireless and Internet of Things devices, and its services may be subject to hacking or other unauthorized access to control or view systems and obtain private information; ADT’s dependence on certain software technology that it licenses from third parties, and failure or interruption in products or services of third-party providers; interruption to ADT’s monitoring facilities; failure to realize expected benefits from acquisitions and investments; risks associated with pursuing business opportunities that diverge from ADT’s current business model; potential loss of customer generation strategies through ADT’s independent, third party authorized dealers and affinity marketing programs; risks associated with acquiring and integrating customer accounts; unauthorized use of ADT’s brand name by third parties; risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco and other third parties; failure to enforce ADT’s intellectual property rights; allegations that ADT has infringed the intellectual property rights of third parties; failure of ADT’s independent, third party authorized dealers to mitigate certain risks; failure to continue to execute a competitive, profitable pricing structure; shifts in consumers’ choice of, or telecommunication providers’ support for, telecommunication services and equipment; current and potential securities litigation; increase in government regulation of telemarketing, e-mail marketing and other marketing methods may increase ADT’s costs and restrict growth of its business; changes in U.S. and non-U.S. governmental laws and regulations; imposition by local governments of assessments, fines, penalties and limitations on either ADT or ADT’s customers for false alarms; refusal to respond to calls from monitored security service companies, including ADT, by police departments in certain U.S. and Canadian jurisdictions; ADT’s greater exposure to liability for employee acts or omissions or system failures; interference with ADT’s customers’ access to some of its products and services through the Internet by broadband service providers or potential change in government regulations relating to the internet; potential impairment of

ADT’s deferred tax assets; inability to hire and retain key personnel, including an effective sales force; adverse developments in ADT’s relationship with its employees; capital market conditions, including availability of funding sources for ADT and its suppliers; changes in ADT’s credit ratings; risks related to ADT’s increased indebtedness, including its ability to meet certain financial covenants in its debt instruments; impact of any material adverse legal judgments, fines, penalties or settlements; exposure to counterparty risk in ADT’s hedging agreements; fluctuations in foreign currency exchange rates; potential liabilities for legacy obligations relating to ADT’s separation from Tyco; volatility in the market price of ADT’s stock; and failure to fully realize expected benefits from ADT’s separation from Tyco.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. Much of the information in this communication that looks towards future performance of ADT is based on various factors and important assumptions about future events that may or may not actually occur. As a result, ADT’s operations and financial results in the future could differ materially and substantially from those discussed in the forward-looking statements included in this communication. ADT assumes no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional discussion of potential risks and uncertainties that could impact ADT’s results of operations or financial position, refer to Part I, Item 1A. Risk Factors in ADT’s 2015 Form 10-K. There have been no material changes to the risk factors disclosed in Part I, Item 1A. Risk Factors in ADT’s 2015 Form 10-K.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of ADT by Prime Security Services Borrower, LLC. In connection with the proposed merger transaction, ADT will file with the SEC and furnish to ADT’s stockholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. ADT stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and ADT’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through its website at www.adt.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of ADT may be deemed “participants” in the solicitation of proxies from stockholders of ADT in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of ADT in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about ADT’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended September 25, 2015 and in its definitive proxy statement filed with the SEC on Schedule 14A on January 22, 2016.

Media Contacts

For ADT:

Media:

Brunswick Group, for ADT Security Services

Justin Dini, 212-333-3810

jdini@brunswickgroup.com

Shareholders:

ADT Security Services

Tim Perrott, 561-226-2983

Vice President, Investor Relations

tperrott@adt.com

For Apollo Global Management:

Apollo Global Management, LLC

Gary M. Stein, 212-822-0467

Head of Corporate Communications

gstein@apollolp.com

or

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren, 212-843-8590

czehren@rubenstein.com

For Protection 1:

Jennifer Webb, 212-221-1616

Coltrin & Associates

Jennifer_webb@coltrin.com